Exhibit 99.1

LM Funding Reports Fourth Quarter and Full Year
2018 Financial Results

TAMPA, FL, April 16, 2019 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a technology-based specialty finance company, today announced its financial results for the fourth quarter and full year ended December 31, 2018.

“2018 was a transformational year for LM Funding. We took important steps to position our company for future growth by achieving several significant milestones including improving our capitalization structure, strengthening our balance sheet and completing an accretive acquisition,” said Bruce Rodgers, LM Funding’s Chief Executive Officer. “In 2018, we made a strategic decision to adapt our business model and leverage our core expertise in financial services which led to the IIU acquisition. IIU provides LM Funding with a complementary revenue stream, a profitable and scalable business model, a larger geographic footprint, strong management and compelling growth opportunities. We are evaluating similar investment opportunities while continuing to provide financing solutions to condominium and homeowner associations.”

Fourth Quarter 2018 Financial and Operational Highlights:

•	Operating revenues totaled $766,308 for the fourth quarter of 2018 as compared to $1.3 million for the same period the year prior;
•	Rental revenue, which accounted for 15.3% of total operating revenue during the quarter, totaled $117,497 as compared to $240,877 for the same period the year prior;
•	Operating expenses decreased by 66.2% to $1.1 million as compared to $3.2 million the year prior, driven by a significant reduction in staff costs and payroll, professional fees, and SG&A expenses;
•	Reported a net loss of $331,677 as compared to $2.1 million for the fourth quarter 2017;
•	In November 2018, the Company completed an underwritten public offering and received net proceeds of $5.2 million;
•	Subsequent to year end, the Company completed the accretive acquisition of IIU, Inc. (“IIU”), a global medical insurance product company; and
•	IIU’s former Chief Executive Officer, Mark Pajak, joined LM Funding as Chief Operating Officer.

Full Year 2018 Highlights:

•	Operating revenues totaled $3.4 million as compared to $4.4 million for the prior year;
•

Operating expenses decreased by 51.8% to $3.8 million as compared to $7.9 million the previous year driven by a significant reduction in staff costs and payroll, professional fees, SG&A expenses and the non-recurrence of a $1.4 million write off of a related party receivable;

•

In 2018, the Company settled its class action litigation and adjusted the $505,000 class action accrual incurred during the full year 2017 to $100,000, with the $405,000 change reflected as other income;

•	Generated a net loss of $0.5 million as compared to a net loss of $8.6 million for the full year 2017;
•	As of December 31, 2018, the Company had $3.5 million in cash; and

•	Stockholders’ equity increased to $5.8 million as of December 31, 2018, compared to stockholders’ equity of $896,983 as of December 31, 2017.

Fourth Quarter and Full Year Financial Results:

For the quarter ended December 31, 2018, total operating revenues were $766,308, compared to $1.3 million in the fourth quarter of 2017. This includes rental revenue of $117,497, compared to $240,877 for the quarter ended December 31, 2017, due to the stabilization in the utilization of the Company’s rental properties. For the twelve months ended December 31, 2018, total revenues were $3.4 million as compared to $4.4 million for the prior year.

Operating expenses for the fourth quarter of 2018 decreased by 66.2% to $1.1 million, compared to $3.2 million the year prior. During the year ended December 31, 2018, operating expenses decreased $4.1 million, or 51.8%, to $3.8 million from $7.9 million for the year ended December 31, 2017, primarily attributable to reduced staffing costs and payroll, professional fees, SG&A expenses and the non-recurrence of a $1.4 million write-off of a related party receivable.

Net loss for the quarter ended December 31, 2018 was $331,677, compared to a net loss of $2.1 million for the fourth quarter of 2017. For the year ended December 31, 2018, net loss was $0.5 million, compared to a net loss of $8.6 million for the year ended December 31, 2017.

At December 31, 2018, the Company had cash and cash equivalents of $3.5 million, compared with $0.6 million at December 31, 2017. Total stockholder’s equity increased to $5.8 million for the period ended December 31, 2018, as compared to $896,983 for the period ended December 31, 2017.

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois. The company offers funding to Associations by purchasing a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. The company is also involved in the business of purchasing delinquent accounts on various terms tailored to suit each Association's financial needs, including under the company’s New Neighbor Guaranty™ program.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company's business, financial condition, and results of operations.

Company Contact: Bruce Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com	Investor Contacts: Valter Pinto / Scott Eckstein KCSA Strategic Communications Tel (212) 896-1254 / (212) 896-1210 valter@kcsa.com / seckstein@kcsa.com

LM Funding America, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2018	2017
ASSETS
Cash	$3,520,753	$590,394
Finance receivables:
Original product	425,012	637,937
Special product - New Neighbor Guaranty program, net	237,043	339,471
Due from related party	25,507	-
Prepaid expenses and other assets	155,420	101,339
Fixed assets, net	33,818	69,505
Real estate assets owned	122,604	196,707
Other assets	32,036	32,964
Other investments	1,507,375	-
Deferred tax asset	-	-
Total assets	$6,059,568	$1,968,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable
Principal amount	42,875	39,028
Less unamortized debt issuance costs	-	-
Total notes payable less unamortized debt issuance costs	42,875	39,028
Accounts payable and accrued expenses	188,354	477,953
Accrued loss litigation settlement	-	505,000
Accrued interest payable	-	-
Deferred tax liability	-	-
Other liabilities and obligations	19,690	49,353
Total liabilities	250,919	1,071,334

Stockholders' equity
Common stock, par value $.001; 30,000,000 shares authorized as of December 31, 2018 and 10,000,000 shares authorized as of December 31, 2017; 3,124,961 and 625,318 shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	3,125	625
Additional paid-in capital	17,295,408	11,914,083
Accumulated deficit	(11,489,884)	(11,017,725)
Total stockholders' equity	5,808,649	896,983
Total liabilities and stockholders’ equity	$6,059,568	$1,968,317

LM Funding America, Inc. and Subsidiaries Condensed Consolidated Statements of Operations

	Years ended December 31,
	2018	2017
Revenues
Interest on delinquent association fees	$2,084,287	$2,935,517
Administrative and late fees	230,756	259,653
Recoveries in excess of cost - special product	118,540	172,884
Underwriting fees and other revenues	246,904	286,435
Rental revenue	709,050	737,490
Total revenues	3,389,537	4,391,979

Operating expenses
Staff costs & payroll	1,374,129	1,887,830
Professional fees	1,331,482	2,459,888
Settlement costs with associations	40,027	269,576
Selling, general and administrative	323,030	810,281
Real estate management and disposal	627,384	551,708
Depreciation and amortization	68,263	95,447
Collection costs	19,025	228,763
Bad debt allowance - related party	-	1,408,589
Provision for credit losses	581	141,286
Other operating	17,964	10,364
Total operating expenses	3,801,885	7,863,732

Operating loss	(412,348)	(3,471,753

(Gain) Loss on litigation	(405,000)	505,000
Loss on settlement of debt exchange	-	604,779
Interest expense	464,811	614,111
Total other expenses	59,811	1,723,890

Loss before income taxes	(472,159)	(5,195,643)

Income tax (reduction) benefit	-	3,431,536

Net loss to common stockholders	$(472,159)	$(8,627,179)

Loss per share attributable to the stockholders of LM Funding America, Inc.
Basic	$(0.47)	$(25.68)
Diluted	$(0.47)	$(25.68)
Weighted average number of common shares outstanding
Basic	996,710	335,997
Diluted	996,710	335,997

LM Funding America, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows

	Years ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(472,159)	(8,627,179)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation	$68,263	$95,447
Warrants issued with debt amortization	154,676	—
Stock compensation	24,770	29,065
Amortization of debt issuance costs	291,760	99,396
Interest settled with common shares	—	180,585
Reserve for uncollectible related party receivables	—	1,408,589
Credit loss reserves, net	—	88,571
Loss settlement of debt	—	604,779
(Gain) loss on litigation	(405,000)	505,000
Write-off of deferred tax asset, net	—	3,431,536
Interest income	(7,375)	—
Change in operating assets and liabilities:
Increase in prepaid expenses and other assets	31,517	147,491
Advances (repayments) to related party	(25,507)	252,771
Decrease in accounts payable and accrued expenses	(389,599)	(15,735)
Decrease in other liabilities and obligations	(29,663)	(10,814)
Net cash used in operating activities	(758,317)	(1,810,498)
CASH FLOWS FROM INVESTING ACTIVITIES:
Net collections of finance receivables - original product	212,925	256,610
Net collections of finance receivables - special product	102,428	152,126
Capital expenditures	—	(8,673)
Investment in note receivable	(1,500,000)	—
Payments for real estate assets owned	41,527	491,677
Net cash provided by investing activities	(1,143,120)	891,740
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock, net of issuance cost	5,206,273	—
Proceeds from borrowings	500,000	—
Debt issuance costs	(291,760)	—
Principal repayments	(580,823)	(759,028)
Purchase of fractional common shares	(1,894)	—
Net cash used in financing activities	4,831,796	(759,028)
NET DECREASE IN CASH	2,930,359	(1,677,786)
CASH - BEGINNING OF YEAR	590,394	2,268,180
CASH - END OF YEAR	$3,520,753	$590,394

SUPPLEMENTAL DISCLOSURES OF CASHFLOW INFORMATION
Cash paid for interest	29,401	334,962
Cash paid for income taxes	—	—
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt discount on issuance of warrants	154,676	—
Insurance financing	84,670	78,056

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

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